                                                                  Exhibit 3.1(a)

                                MERGER AGREEMENT


                  This MERGER AGREEMENT is made and entered into as of this 19th day of January, 2000, by and among OPUS360 CORPORATION, a Delaware corporation ("PARENT") ITHORITY ACQUISITION CORP., a Delaware corporation ("ACQUISITION SUB"), ITHORITY CORPORATION, a California corporation (the "COMPANY"), and George Constable, III, as attorney-in-fact (the "SELLER'S REPRESENTATIVE") for the following stockholders of the Company: Jeremy Epstein, William Herndon, Matthew Carden and George Constable, III (collectively, the "INDEMNIFYING SELLERS").


                                R E C I T A L S :

                  A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to carry on its business as presently conducted and to enter into this Merger Agreement.

                  B. The Stockholders own in the aggregate in excess of 50% of the capital stock of the Company.

                  C. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as presently conducted and to enter into this Merger Agreement.

                  D. Parent is the sole stockholder of Acquisition Sub.

                  E. The respective boards of directors of the Company and Acquisition Sub deem it advisable and in the best interests of the Company and Acquisition Sub, and their respective stockholders, that Acquisition Sub be merged with and into the Company as authorized by the provisions of this Merger Agreement and the laws of the States of California and Delaware (the "MERGER"), and each such board of directors has duly approved this Merger Agreement.

                  F. The respective shareholders of the Company and Acquisition Sub have duly approved, in accordance with the applicable laws of the State of Delaware and the State of California, respectively, the principal terms and provisions of this Merger Agreement.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

         SECTION 1. THE MERGER. Acquisition Sub shall be merged with and into the Company, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the

"SURVIVING CORPORATION." Acquisition Sub and the Company are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

         SECTION 2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing of an executed copy of this Merger Agreement and all requisite accompanying certificates with the Secretary of State of the State of California. The time when the Merger shall become effective is referred to herein as the "EFFECTIVE Time."

         SECTION 3. EFFECT OF THE MERGER. At the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the "CORPORATE RIGHTS") of the Company shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of Acquisition Sub shall be merged with and into the Company, which shall, as the Surviving Corporation, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of Acquisition Sub shall cease, and Acquisition Sub shall be merged with and into the Surviving Corporation.

         SECTION 4. ARTICLES; OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. From and after the Effective Time, (a) the articles of incorporation of the Company shall be amended and restated in its entirety to read as set forth in EXHIBIT A attached hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the California General Corporation Law (the "CALIFORNIA STATUTE"); and (b) the officers and directors of Acquisition Sub shall become the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the California Statute or the Surviving Corporation's articles of incorporation or by-laws, as applicable.

         SECTION 5. EFFECT OF THE MERGER ON CAPITAL STOCK. (a) The following terms used in this Agreement shall have the following respective meanings:

                  "ACCRUED BONUS AMOUNT" means the aggregate amount of all accrued but unpaid bonus amounts due to employees of the Company as of the Closing Date, which amount equals the sum of $48,335.00 and the applicable amounts for the employer federal and state withholding taxes due on such amount.

                  "ADDITIONAL SHARES" means that number of shares of Parent Common Stock determined by dividing (x) an amount equal to $4,000,000 by (y) the Parent Additional Share Price.

                  "CASH CONSIDERATION" means the sum of the Closing Amount and the Deferred Amount.

                  "CLOSING AMOUNT" means $250,000.


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

                  "CLOSING SHARES" means that number of shares of Parent Common Stock determined by dividing (i) an amount equal to $2,000,000 by (ii) the Parent Initial Share Price.

                  "DEFERRED AMOUNT" means $250,000.

                  "DEFERRED PAYMENT" means an amount equal to the Deferred Amount less the Accrued Bonus Amount.

                  "MERGER CONSIDERATION" means the Cash Consideration and the Stock Consideration.

                  "MERGER SHARE ADDITIONAL SHARES" means the Additional Shares less the Nonconsenting Share Additional Shares.

                  "MERGER SHARE NUMBER" means the Share Number less the Nonconsenting Share Number.

                  "MERGER SHARE RESERVED SHARES" means the Reserved Shares less the Nonconsenting Share Reserved Shares.

                  "MERGER SHARES" means the Shares beneficially owned by the Indemnifying Sellers.

                  "NONCONSENTING SELLERS" means all stockholders of the Company other than the Indemnifying Sellers.

                  "NONCONSENTING SHARE ADDITIONAL SHARES" means the Per Nonconsenting Share Additional Shares times the Nonconsenting Share Number.

                  "NONCONSENTING SHARE NUMBER" means the number of Nonconsenting Shares PLUS the number of shares of Company Common Stock issuable upon exercise of the Options and Warrants held by Nonconsenting Sellers.

                  "NONCONSENTING SHARE RESERVED SHARES" means the Per Nonconsenting Share Reserved Shares times the Nonconsenting Share Number.

                  "NONCONSENTING SHARES" means the Shares beneficially owned by any Nonconsenting Seller.

                  "OPTIONS" means the options to purchase shares of Company Common Stock under the Company's 1998 Stock Plan that are outstanding immediately prior to the Effective Time.

                  "PARENT ADDITIONAL SHARE PRICE" as of the Escrow Release Date, means the value of a share of Parent Common Stock determined in accordance with the following: (i) if the Parent Common Stock is then listed on the NASDAQ Stock Market, the average closing price per share of Parent Common Stock as reported by the NASDAQ Stock Market for the ten trading days immediately preceding the Escrow Release Date or, if there have been no sales on any such day, the average of the highest bid and lowest asked prices as reported by the NASDAQ Stock Market at the end of such day; or (ii) if the Parent Common Stock is not then listed on the NASDAQ Stock Market, the fair market value of a share of Parent Common Stock as determined by the Board of Directors of Parent in good faith at such time.

                  "PARENT INITIAL SHARE PRICE" of a share of Parent Common Stock means $350,000,000 divided by the number of shares of Parent Common Stock outstanding on a Fully Diluted Basis immediately prior to the Effective Time, using the treasury method of accounting.

                  "PER MERGER SHARE ADDITIONAL SHARES" means a number of shares of Parent Common Stock equal to (i) the number of Additional Shares less the Nonconsenting Share Additional Shares divided by (ii) the Merger Share Number.

                  "PER MERGER SHARE RESERVED SHARES" means a number of shares of Parent Common Stock equal to the number of Merger Share Reserved Shares divided by the Merger Share Number.

                  "PER NONCONSENTING SHARE ADDITIONAL SHARES" means a number of shares of Parent Common Stock equal to the number of Additional Shares divided by the Share Number.

                  "PER NONCONSENTING SHARE RESERVED SHARES" means a number of shares of Parent Common Stock equal to the number of Reserved Shares divided by the Share Number.

                  "PER SHARE CLOSING AMOUNT" means an amount in cash equal to the quotient obtained by dividing Closing Amount by the Share Number, rounded to the nearest $.0001.

                  PER SHARE CLOSING SHARES" means a number of shares of Parent Common Stock equal to the number of Closing Shares divided by the Share Number.

                  "RESERVED SHARES" means that number of shares of Parent Common Stock determined by dividing an amount equal to $1,500,000 by the Parent Initial Share Price.

                  "SELLERS" means the Indemnifying Sellers and the Nonconsenting Sellers.

                  "SHARE NUMBER" means the number of Shares PLUS the number of shares of Company Common Stock issuable upon exercise of the Options and Warrants.

                  "SHARES" means the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are owned by any Person other than the Company.

                  "STOCK CONSIDERATION" means the Closing Shares, the Reserved Shares and the Additional Shares.

                  "WARRANTS" means the warrants to purchase shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

         (b) The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into or for cash (or the contingent right to receive cash) or securities of the Surviving Corporation shall be as follows:

                  (i) each share of common stock, $.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation;

                  (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

                  (iii) each Merger Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into (A) the right to receive, at the Effective Time, the Per Share Closing Amount; (B) the right to receive, at the Effective Time, the Per Share Closing Shares; (C) the right to receive, pursuant to Section 7 hereof an amount equal to the Deferred Payment divided by the Share Number; (D) the right to receive, subject to the terms and conditions of this Merger Agreement and the Escrow Agreement (as hereinafter defined), the Per Merger Share Reserved Shares, if any; and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Merger Share Additional Shares, if any;

                  (iv) each Nonconsenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into (A) the right to receive, at the Effective Time, the Per Share Closing Amount; (B) the right to receive, at the Effective Time, the Per Share Closing Shares; (C) the right to receive, pursuant to Section 7 hereof an amount equal to the Deferred Payment divided by the Share Number; (D) the right to receive at the Effective Time, subject to the terms and conditions of this Merger Agreement, the Per Nonconsenting Share Reserved Shares; and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Nonconsenting Share Additional Shares;

                  (v) each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (A) the right to receive, at the Effective Time, an amount in cash equal to (1) the Per Share Closing Amount per share of Company Common Stock issuable upon the exercise of such Option LESS (2) the exercise price for each such share, which exercise price will be deducted from the amount of Closing Amount otherwise payable to the holder thereof; (B) the right to receive, the Per Share Closing Shares per share of Company Common Stock issuable upon the exercise of such Option; (C) the right to receive, pursuant to Section 7 hereof, an amount in cash equal to the Deferred Payment divided by the Share Number per share of Company Common Stock issuable upon the exercise of such Option; (D) the right to receive, subject to the terms and conditions of this Merger Agreement and the Escrow Agreement, the Per Merger Share Reserved Shares, if any; or the Per Nonconsenting Share Reserved

         Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Option and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Merger Share Additional Shares, if any, or the Per Nonconsenting Share Additional Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Option; and

                  (vi) each Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (A) the right to receive, at the Effective Time, an amount in cash equal to (1) the Per Share Closing Amount per share of Company Common Stock issuable upon the exercise of such Warrant LESS (2) the exercise price for each such share, which exercise price will be deducted from the amount of Closing Amount otherwise payable to the holder thereof; (B) the right to receive, the Per Share Closing Shares per share of Company Common Stock issuable upon the exercise of such Warrant; (C) the right to receive, pursuant to Section 7 hereof, an amount in cash equal to the Deferred Payment divided by the Share Number per share of Company Common Stock issuable upon the exercise of such Warrant; (D) the right to receive, subject to the terms and conditions of this Agreement and the Escrow Agreement, the Per Merger Share Reserved Shares, if any, or the Per Nonconsenting Share Reserved Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Warrant; and
         (E) the right to receive, subject to the terms and conditions of this Merger Agreement, the Per Merger Share Additional Shares, if any, or the Per Nonconsenting Share Additional Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Warrant.

         SECTION 6. DELIVERY OF CLOSING AMOUNT; EXCHANGE OF CERTIFICATES. At the Effective Time, upon surrender by each Seller to the Surviving Corporation of the certificate(s) which, immediately prior to the Effective Time, represented Shares and Options and Warrants, Parent shall deliver to each such Seller in exchange therefor (a) an amount equal to the Closing Amount due such Seller; (b) a certificate representing the number of Closing Shares due such Seller; (c) if such Seller is a Nonconsenting Seller, a certificate representing the number of Nonconsenting Share Reserved Shares due such Seller; and (d) pursuant to the provisions of Section 10, cash in lieu of fractional shares which such Seller would otherwise have the right to receive; PROVIDED THAT the Sellers' Representative may direct Parent to deliver a portion of the Closing Amount to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Merger Agreement. Until surrendered as contemplated by this Section 6, each certificate representing Shares and each Option and Warrant shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash and shares of Parent Common Stock as contemplated by this Merger Agreement and the California Statute.

         SECTION 7. DELIVERY OF DEFERRED AMOUNT.

         (a) Within five Business Days after the earlier to occur of (i) the date on which the integration results described on SCHEDULE II attached hereto are attained and (ii) the date that is 120 days after the Closing Date (regardless of whether the above-referenced integration has been completed), Parent shall pay the Sellers in the aggregate an amount equal to the Deferred Payment in accordance with Section 2.1(b), rounded to the nearest $.0001.

         (b) Subject to the further provisions of this Section 2.3, the Indemnifying Sellers hereby instruct Parent to pay the accrued Bonus Amount to Matthew Carden, and, within two Business Days after the Effective Time, Parent shall pay the Accrued Bonus Amount in accordance with such instructions; PROVIDED, HOWEVER, that Parent shall deduct from such payment the applicable amount of withholding for income and employment Tax purposes (which amounts shall be paid to the Company to be applied to such Taxes for the benefit of the employees receiving such payments). The payment of the Accrued Bonus Amount by the Parent pursuant to the foregoing sentence shall be treated as (i) a payment on behalf of the Sellers to the Company and (ii) a payment by the Company of bonuses payable.

         SECTION 8. ESCROW; MERGER SHARE RESERVED SHARES.

         (a) Prior to the Closing, Parent and Acquisition Sub shall appoint an entity reasonably acceptable to the Sellers' Representative to act as escrow agent (the "ESCROW AGENT") pursuant to an escrow agreement (the "ESCROW AGREEMENT") in connection with the Merger and the other transactions contemplated hereby. At the Closing, Parent will deliver to the Escrow Agent a certificate or certificates representing the Merger Share Reserved Shares.

         (b) The Escrow Agreement shall provide that the Escrow Agent will deliver certificates representing the Merger Share Reserved Shares to Parent or the Sellers' Representative (on behalf of the Indemnifying Sellers) in accordance with the terms and conditions set forth therein, provided that, any Indemnifying Seller entitled to receive fractional shares shall, upon distribution of the Merger Share Reserved Shares at the Escrow Release Date, receive cash in lieu thereof pursuant to the provisions of Section 10.

         SECTION 9. ADDITIONAL SHARES.

         (a) On the Escrow Release Date, Parent shall deliver to the Sellers' Representative (i) certificates registered in the names of the Nonconsenting Sellers in accordance with their respective Percentage Interests, representing in the aggregate the Nonconsenting Share Additional Shares and (ii) pursuant to the provisions of Section 10, cash in lieu of fractional shares which each such Nonconsenting Seller would otherwise have the right to receive.

         (b) On the Escrow Release Date, Parent shall also deliver to the Sellers' Representative (i) certificates registered in the names of the Indemnifying Sellers in accordance with their respective Proportionate Percentages, representing in the aggregate the Merger Share Additional Shares remaining after deduction of any Merger Share Additional Shares (and/or shares of Parent Common Stock derived from or issued in respect of the Merger Share Additional Shares) that have been forfeited and (ii) pursuant to the provisions of Section 10, cash in lieu of fractional shares which each such Indemnifying Seller would otherwise have the right to receive.

         (c) The Sellers' Representative shall deliver the foregoing consideration to the Sellers in accordance with the terms of this Merger Agreement.

         SECTION 10. FRACTIONAL SHARES. Notwithstanding any other provision of this Merger Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued to any Seller and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. A holder of Company Common Stock who would otherwise have been entitled to a fractional share of Parent Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Parent Initial Share Price or the Parent Additional Share Price, as applicable.

         SECTION 11. NO FURTHER OWNERSHIP.

         (a) Until surrendered as contemplated by Section 6, each certificate representing shares of Company Common Stock and each Option and Warrant shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash and Parent Common Stock as contemplated by this Merger Agreement and the California Statute.

         (b) No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to such shares and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of record of such certificate shall surrender such certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of Parent Common Stock issued to the holder on the Closing Date; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock held by the holder as of the applicable record date.

         (c) The Merger Consideration paid in respect of the surrender of Options, Warrants and certificates representing shares of Company Common Stock in accordance with the provisions of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Options, Warrants and shares of Company Common Stock. From and after the Effective Time the stock transfer books of the Company shall be closed and no transfer of any capital stock thereof shall thereafter be made. If, after the Effective Time, Warrants or certificates for the Company Common Stock are presented to the Company, they shall be canceled and exchanged for certificates representing the appropriate number of Shares of Parent Common Stock as provided herein.

         (d) Parent shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 12. OTHER PROVISIONS WITH RESPECT TO THE MERGER.

         (a) The principal terms of this Merger Agreement may not be amended, modified or supplemented without the approval of the shareholders of Acquisition Sub and the Company. Except as set forth in the preceding sentence, the Company and Acquisition Sub, by mutual consent of their respective boards of directors, to the extent permitted by law, may amend, modify, supplement and interpret this Merger Agreement in such manner as may be mutually agreed upon by them in writing at any time and, in the case of an interpretation, the actions of such boards of directors shall be binding; PROVIDED, HOWEVER, that no amendment, modification or supplement shall affect the rights of the shareholders of Acquisition Sub or the Company in any manner which is materially adverse to such shareholders in the judgment of such respective boards of directors.

         (b) The captions of this Merger Agreement are for convenience of reference only and shall not restrict or modify the meaning of any terms or provisions hereof.

         (c) Whenever the context of this Merger Agreement requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

         (d) This Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute one and the same instrument.

                                     * * * *

                                                                     SCHEDULE II

                            INTEGRATION REQUIREMENTS

1. e*Portfolio: Freeagent.com members will have a single profile within the system. e*Portfolio will also integrate to the Company's reputation system data so users can properly qualify each other. The Company's reputation system will be one component of the overall FreeAgent.com reputation/certification system.

2. Authorization system will be merged. Freeagent.com members will have a single username/password for logging into the system and accessing the Ithority functionality.

3. Billing system: The Company will pass Freeagent.com billing events for completed transactions, which will be processed by Freeagent.com. The Company needs to be able to support FreeAgent.com's multiple billing scenarios (up front listing payment, subscription, invoicing, credit card, and account balance). Account management information will be consolidated into one single display across all services for FreeAgent.com users.

4.   The systems will appear as one system through unified design.

5. The Ithority functionality will be accessible through the same overall Xchange interface, "questions" or "expert advice" should be a type accessible, browseable, searchable, in the vein of all of the other Xchange opportunities.

         IN WITNESS WHEREOF, the parties, pursuant to approval and authority duly given by resolutions adopted by their respective boards of directors, have each caused this Merger Agreement to be signed by their respective officers duly authorized, all as of the date first written above.


ITHORITY CORPORATION                         ITHORITY ACQUISITION CORP.
a California corporation                     a Delaware corporation


By:   /s/ George Constable, III              By:   /s/ Ari Horowitz
     ------------------------------               ------------------------------
     Name:  George Constable, III                 Name:  Ari Horowitz
     Title: President                             Title: President


ITHORITY CORPORATION                         ITHORITY ACQUISITION CORP.
a California corporation                     a Delaware corporation


By:   /s/ Jeremy Epstein                     By:   /s/ Richard McCann
     ------------------------------               ------------------------------
     Name:  Jeremy Epstein                        Name:  Richard McCann
     Title: Secretary                             Title: Secretary


OPUS360 CORPORATION                          OPUS360 CORPORATION
a Delaware corporation                       a Delaware corporation


By:   /s/ Ari Horowitz                       By:   /s/ Richard McCann
     ------------------------------               ------------------------------
     Name:  Ari Horowitz                          Name:  Richard McCann
     Title: Chief Executive Officer               Title: Secretary

                                                   /s/ George Constable III
                                                  ------------------------------
                                                  George Constable, III,
                                                  as the Sellers' Representative


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